Exhibit 99.1

NEWS RELEASE CONTACTS: Mike Kinney, Chief Financial Officer 281-419-3742 / mkinney@1epic.com

EPiC Board Appoints John Ippolito as CEO; Company Enters Into a Payment Deferral Agreement with Debenture Holders

HOUSTON, Dec. 2 /PRNewswire-FirstCall/ -- EPiC Energy Resources, Inc. (OTC Bulletin Board: EPCC) ("EPiC"), a provider of engineering, management consulting, training and data management services to the energy industry, today announced that the Board of Directors had appointed John Ippolito as the Company's Chief Executive Officer.  Alan Carnrite, Chairman stated, "The Board is pleased to announce that John has demonstrated to the Board over the past seven months that he has the leadership skills, dedication and work ethic to be the Company's CEO and the Board looks forward to working with him and the rest of senior management."

Due to improving market and industry conditions resulting in increases in the Company's business backlog, the Company and its debenture holders believe that the deferral of the December debenture payment for up to one year is in the best interest of the Company, its shareholders and debenture holders.  As a result, the Company also announced that it has entered into an Agreement with debenture holders owning substantially all of the Company's debentures to defer their December 1, 2009 payment for up to one year.  Additionally, during the deferral period, the annual 10% interest rate will  increased to 12%, no other changes were made to the debenture terms and conditions.  The additional working capital made available from this deferral will be used for business development, project start up costs and other business needs.

"The Company's management and employees are working hard to increase the Company's revenues and deliver quality services to our clients.  We want to take this opportunity to thank our clients for their continued trust and faith in us, and a special thanks to our employees who have been instrumental in helping us significantly reduce our operating costs," stated John S. Ippolito, President and CEO.

About EPiC
EPiC Energy Resources, Inc. is a Houston-based integrated energy services company, with offices in Denver, CO and Sheridan, WY.  EPiC provides consulting, engineering, construction management, operations, maintenance, specialized training and data management services focused primarily on the upstream and midstream energy infrastructure.  EPiC is headquartered at 1450 Lake Robbins Drive, Suite 160, The Woodlands, Texas 77380. Office - 281-419-3742, www.1epic.com.

Forward Looking Statements

Certain statements included in this release constitute forward-looking statements.  These forward-looking statements are based on management's belief and assumptions derived from currently available information.  Although EPiC Energy Resources, Inc. ("EPiC") believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results could differ materially from forward-looking statements expressed or implied herein as a result of a variety of factors including, but not limited to: a decline in the price of, or demand for, oil and gas, demand for EPiC's services, loss or unavailability of key personnel, inability to recruit or retain personnel, competition for customers and contracts, various potential losses associated with fixed-price contracts, general economic conditions, availability of capital to pursue its business plan and service its debt, and other financial, operational and legal risks and uncertainties detailed from time to time in EPiC's SEC filings.  EPiC does not undertake any obligation to publicly update forward looking statements contained herein to reflect subsequent events or circumstances.

CONTACT:  Mike Kinney, Chief Financial Officer of EPiC Energy Resources, Inc., +1-281-419-3742, mkinney@1epic.com